Exhibit 10.2

POLICY FOR DETERMINING FAIR MARKET VALUE FOR PURPOSES OF TAX WITHHOLDING ON Restricted SHARES and restricted stock units

This Policy pertains to the Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan and Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan, as such plans may be amended from time to time (together, the “Incentive Plans”).

Solely for purposes of determining the tax withholding due upon the vesting or settlement of restricted shares and restricted stock units under the Incentive Plans (and for the related purpose of valuing shares withheld to satisfy such tax withholding obligations), the Fair Market Value of a share of the series of common stock to which such award relates shall be equal to the closing price of a share of such series of common stock on the trading day next preceding the day that such award vests as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of such series of common stock are listed on such day or if such shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc.

To the extent necessary, this Policy shall be deemed an amendment to each of the Incentive Plans.

ADOPTED, by the Board of Directors and the Compensation Committee of the Board of Directors of Liberty Expedia Holdings, Inc. on March 14, 2018.